Exhibit 99.2

Transcript of
Kaspien Holdings, Inc.
Fiscal Third Quarter 2021 Earnings Call
December 9, 2021

Participants

Kunal Chopra - Chief Executive Officer
Edwin Sapienza - Chief Financial Officer

Analysts

Rommel Dionisio - Aegis Capital Corp.

Presentation

Operator
Good afternoon. Welcome to Kaspien’s Fiscal Third Quarter 2021 Earnings Conference Call. Joining us today, our company CEO, Kunal Chopra; and CFO, Ed Sapienza. Following their remarks, we will open the call for your questions.

Then before we conclude, I’ll provide the necessary cautions regarding the forward-looking statements made by management during this call. I would like to remind everyone that this call will be recorded and made available for replay via a link available in the Investor Relations section of the company’s website.

Now, I would like to turn the call over to Kaspien’s CEO, Kunal Chopra. Sir, please proceed.

Kunal Chopra - Chief Executive Officer
Welcome, everyone, and thank you for joining us today. After the market closed, we issued a press release announcing our results for the fiscal third quarter ended October 30, 2021. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view our release for additional information on what we’ll be discussing today. And with that, we’ll get started.

To begin today, I’d like to run through a high-level overview of our operation highlights from the fiscal third quarter. Then I’ll turn the call over to Kaspien Holdings’ CFO, Ed Sapienza, to discuss our financial results for the quarter. Lastly, I’ll come back on to provide more operational analysis and closing remarks before turning the call over to questions. And with that, let’s get started.

From a high level in the fiscal third quarter, our team was focused on optimizing internal processes to best fit a fluctuating environment. As we discussed last quarter, industry-wide headwinds, including inventory shortages and inflationary price increases, stemming from the COVID-19 pandemic limited many organizations’ ability to drive overall sales and meet demand. In response to these challenges, our team narrowed our focus to the aspects of our business that we could control, including emphasizing certain products with greater price elasticity, more proactive purchasing strategies, our own private label brands and our overall organizational structure.

As a testament to our team’s abilities, as well as the resiliency of our operating model we have managed capably during this challenging period. I’ll get into some of those updates now. Starting with our private label brands, which are our own properties but Kaspien manages the entire lifecycle of the product. This segment of our business has been particularly important during the past few quarters, because we believe it serves as a bellwether for how the rest of our business should be operating in the absence of supply chain disruptions or other impacts that are out of our control.

Private label brands grew 38% in our fiscal third quarter, a great result in any environment driven by early inventory positioning and resulting expanded stock. We believe these results achieved under end-to-end supply chain management serve as an indication that demand remains strong, and that our business thrives when we were able to meet that demand through our controlled environment.

Another key growth area for Kaspien is our subscription segment, which has continued to outperform despite the current environment, and also because this segment is less susceptible to fulfillment and other retail related challenges. Over time, as this part of our business grows, we believe a more diversified revenue stream should also help us to achieve more consistent operating results. I’m glad to report that both our subscription GMV and our subscription monthly recurring revenue continue to show year-over-year improvement, with each increasing 15% in our fiscal third quarter.

We’ve also continued to add to our account manager’s staff to support existing and anticipated growth going forward. Over the past few quarters, our subscriptions business had remained a consistent GMV driver on our platform with a real opportunity to expand regardless of the macroeconomic environment. In addition to our subscriptions and private label businesses, our partnerships are another area in which we are looking to foster growth moving forward. Providing an omni-channel suite of services outside of our core Amazon business is another long-term revenue diversification strategy for us.

Non-Amazon marketplaces, including Target Plus, eBay and Walmart continue to outperform well during the third quarter. On a combined view, these marketplaces grew and aggregate 127% year-over-year, which is an acceleration from last quarter as well. Largely driven by outperformance on our Target Plus marketplace, we believe there’s plenty of room to grow here and are encouraged by the continued strong results.

All together, much of the success that we had in the quarter stemmed from our efforts to remain nimble in our operations and our organizational structure. As it relates to operations, we are always finding opportunities within our existing business units for small tweaks and improvements.

In today’s environment, we’re increasingly watchful for adjustments that optimized for our current setup, and that have the flexibility to address other challenges that could arise at a later day. Example of this fine tuning include: adjusting our international shipping and inventory management process to account for a much higher level of unique circumstances, taking our existing technology driven process and providing a level of human intervention without offending the entire system is not something many other companies in our industry are able to do. So this is a key example of the flexible supply chain we’ve been discussing.

We’ve also integrated our purchasing and inventory teams to allow for better communication across the board, which is also allowed for more agile decision making. For select higher margin products with greater price elasticity, we’ve also strategically instituted modest price increases, which have helped to drive revenue with minimal disruption. On the whole, we remain diligently focused on optimizing our direct-to-consumer fulfillment model and diversified supply chain, and I’m quite proud of our teams for being able to accomplish all that we have in such a brief amount of time. These collective efforts resulted in approximately $3.1 million in additional revenue versus what would have otherwise been lost opportunities for Kaspien in Q3 performance.

Looking at our organizational structure to better align our growth goals with our aspirations of global scale, we made several changes starting at the top. During the third quarter, we introduced a new architected Senior Leadership Team, or SLT, for short. Key tenets of the SLT include: improved value chain alignment with a clear focus on better serving partners and building an infrastructure to support that mission; number 2, flatter organizational structure with greater emphasis on clearer accountability; 3, eliminating single points of failure; and 4, more teamwork and collaboration with fewer communication barriers.

Under this new management structure, we have centralized our product marketing, supply chain and sales teams, to improve our agility and align our decision making across the business. We feel that this adjustment will add both productivity and accountability, and will bring significant improvements to our efficiency over time.

Overall, this quarter required our team to work persistently to adapt our processes and optimize for our new environment. We believe that we have passed this quarter’s tests and we’ll be stronger product in the long run.

With that high-level overview completed, I’m now going to turn the call over to company CFO, Ed Sapienza, to discuss our financial results for the quarter in greater detail. Ed?

Edwin Sapienza - Chief Financial Officer
Thank you, Kunal. Turning now to our financial results for the fiscal third quarter ended October 30, 2021. Net revenue in the third quarter decreased 17% to $32.2 million from $38.9 million in the comparable year-ago period. Over the 9 months ended October 30, 2021, net revenue decreased 5% to $107.7 million from $112.8 million in the comparable year-ago period. These decreases in net revenue were driven by ongoing supply challenges in the company’s FBA US segment, offset by improved performance from non-Amazon marketplaces and the subscriptions segment.

Moving on to gross profit. This quarter gross profit decreased 17% to $8 million or 24.9% of net revenue from $9.6 million or 24.7% of net revenue in the comparable year-ago period. Gross profit over the first 9 months of the fiscal year was $26.6 million or 24.7% of net revenue, compared to $28.2 million or 25% of net revenue over the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform. We saw a 20 basis point increase in gross margin year-over-year as a decline in merchandise margin rate was offset by the leveraging of fulfillment fees and warehousing and freight expenses.

Turning to our selling, general, and administrative expenses. For the third quarter of 2021, our SG&A expenses decreased 2% to $10 million, or 31.1% of net revenue from $10.2 million or 26.2% of net revenue in fiscal third quarter of last year. For the 3-month period, the decrease in SG&A expenses was primarily attributable to a $1.1 million decrease in selling expenses related to the decline in net revenue.

SG&A expenses over the 9 months ended October 30, 2021, decreased 10% to $30.9 million or 28.7% of net revenue from $34.5 million or 30.6% of net revenue in a comparable year-ago period. For the 9 months period, the decrease in SG&A expenses was due to a $1 million decrease in selling expenses related to the decline in net revenue and a $2.6 million decline in general and administrative expenses.

Our loss from operations for the third quarter was $2 million compared to a loss from operations of $612,000 in the comparable year-ago period. The increase in operating loss was the result of the decline in net revenue partially offset by a decrease in cost of sales and SG&A expenses. Over the first 9 months of this fiscal year, loss from operations totaled $4.3 million, an improvement from $6.3 million in the comparable year-ago period. The improvement in operating results was the result of a reduction in SG&A expenses.

Our net loss for the third quarter totaled $886,000, or $0.36 per share, compared to net income of $2.6 million, or $1.39 per share in fiscal Q3 of 2020. The net loss during the period was driven by the decline in net revenue partially offset by a decrease in cost of sales, other income of $1.6 million related to the settlement of an insurance claim and a decrease in SG&A expenses.

Over the 9 months ended October 30, 2021, net loss was $2.2 million compared to a loss of $3.8 million in a comparable year-ago period. The improvement to net loss was driven by the reduction in SG&A expenses and other income of $3.5 million, which was offset by a decrease in net revenues.

Adjusted EBITDA, a non-GAAP measure was a loss of $1.4 million in the third quarter compared to an adjusted EBITDA loss of $65,000 for the same year-ago period. For the 9 months ended October 30, 2021, our adjusted EBITDA loss was $2.5 million, compared to a loss of $4.7 million in the comparable year-ago period.

Moving to the balance sheet, we ended the quarter with $1.8 million in cash compared to $2.4 million as of October 31, 2020. We ended the quarter with $5.9 million in borrowings on our credit facility and had $6.8 million in availability. Over the 9 months ended October 30, 2021, our cash used in operations was $10 million, compared to $15.3 million over the same year-ago period. Inventory at quarter end was $30.2 million, compared to $27.2 million as of October 31, 2020.

During the quarter, we updated our existing loan agreement with Eclipse Business Capital to provide additional flexibility to execute on the company’s long-term business initiatives and align capital sources with Kaspien’s growth goals. Additional details around the amendment can be found in the Form 8-K we filed with the SEC on September 20.

Turning now to our KPI results for the fiscal third quarter ended October 30, 2021. In fiscal Q3, gross merchandise value, or GMV, across our platform decreased 5% to $63.5 million from $66.8 million in the comparable year-ago period, included in that number is retail GMV as well as subscription GMV. Retail GMV was down 18% to $33.4 million, subscription GMV increased 15% to $30.1 million, or 47.3% of total GMV compared to $26.2 million, or 39.2% of total GMV in the comparable year-ago period.

Moving forward under more normalized conditions, we generally expect to continue growing GMV on a year-over-year basis. Fiscal third quarter GMV per active partner decreased 4% to $81,300 in 2021 as compared to $84,700 in the third quarter of fiscal 2020. The decrease was due to the overall decrease in GMV during the quarter. However, as noted in today’s release, we expect this metric to steadily grow over time as partners derive more value from the Kaspien platform, leading to greater partner sales and increased engagement across more product lines.

Total active partner count at the end of fiscal third quarter was approximately 781, including 628 retail partners, and 153 subscription, or agency and SaaS partners. This represents a 1% sequential decrease in the partner base, largely due to a 4% decrease in retail partners, partially offset by 13% increase in subscription partners. In support of the company’s focus on maximizing GMV per active partner, Kaspien regularly reviews and updates partner counts to optimize its use of resources on higher-value active partners. The company’s subscriptions partner base as of October 30, 2021, increased 47% compared to the comparable year-ago period.

Subscription lifetime value to customer acquisition cost ratio, or LTV to CAC ratio, as of October 30, 2021, was 3.8 times with an average payback period of 13 months. In comparison to 3.3 times with a payback period of 8 months recorded in the prior quarter. The increase in LTV to CAC was largely attributable to an increase in lifetime value spread across a larger cohort base at a greater rate than the increase in costs to acquire a customer. The increased LTV was largely driven by a decrease in customer churn rate.

Customer acquisition costs also increased during the period as a result of greater investments in acquiring high-value prospects as well as additional headcount increases to support anticipated future growth in subsequent quarters. As subscription partners continue to mature and adopt more features of the Kaspien platform, the company expects these metrics to fluctuate less on a quarterly basis and generally improve over time.

Retail lifetime value to customer acquisition cost as of October 30, 2021, was 8.1 times with an average payback period of 7.2 months in comparison to 9.5 times with a payback period of 6.1 months recorded in the prior quarter. The sequential change was largely attributable to an increase in customer acquisition costs, as we shifted focus towards converting larger partners.

During the fiscal third quarter, subscription monthly recurring revenue, or MRR, increased approximately 15% to $151,000 compared to $131,000 at the end of the comparable year-ago period. Retail segment gross revenue per partner for the fiscal third quarter decreased 10% to $53,000 from $59,000 in the comparable year-ago period.

That completes my summary. I’d now like to turn the call back over to Kunal for additional insights into our operational progress during the quarter as well as an outlook going forward. Kunal?

Kunal Chopra - Chief Executive Officer
Thanks, Ed. Building on my earlier remarks, the fiscal third quarter was a true test of our ability to be nimble in the face of adversity. At the same time, we continue to drive outperformance in many key growth areas, and I’ve also continued to navigate our business forward, which I’d like to take some time outlining on the remainder of today’s call. Right now, we have a number of major operational initiatives at work, including new product updates, sales and marketing programs, partnerships, marketplace thought leadership content, and a brand acquisition strategy. We’ll now take a minute to update these areas more fully, beginning with product.

Product launches. On the product side of things, we continue to invest in our platform technology in service of our mission to become a one-stop shop for all partners. More specifically, we have begun the migration process to unify our retail software applications under our unified platform architecture with visions of completing this process by the end of 2022. Once complete, our unified platform will further drive efficiency and optimizations on our platform, enhancing the experience and services for our partners.

Also, we have ongoing upgrades to our legacy retail, dropship, finance and accounting applications, including efficiency updates in our SKU analysis and creation processes. We’re always looking to improve our products and drive efficiency for our partners and this quarter was another positive step.

Sales and marketing. Moving to sales and marketing, our teams have been hard at work refining our inbound marketing strategy. This quarter, we’ve built on our success with a 33% increase in inbound marketing qualified leads, or MQLs, or 21% increase in inbound sales qualified leads, or SQLs, and a 10% increase in inbound customers won, all compared to just the last quarter.

Inbound marketing is a crucial driver for our business at 69% of all deals won in Q3 came from this channel. In addition to our improved numbers of MQLs and SQLs, we’re also seeing an increased influx of larger Tier 1 businesses. This influx is largely attributed to our paid and organic content efforts and it’s a trend that we hope to continue to drive in the future.

Partnerships. Moving to an update on our partnership success, our goal in this area to solidify our approach towards serving our partners on multiple leading marketplaces in a true omni-channel like fashion. As I mentioned in my opening remarks, we’ve been pleased with the success of our brands in the Target Plus marketplace, which helped our non-Amazon marketplaces to drive 127% year-over-year growth. Also this quarter, we’ve continued to expand our white-label agency efforts. An initiative we expect to accelerate in the next few quarters as we refine our strategy.

The original concept of this program has been to partner with marketing agencies to implement strategies and manage brands on Amazon as part of their organization. In further support of this strategy, we’re also expanding to offer customer service-as-a-service, or the much less of a mouthful, CSaaS, through our own agency programs. Our pursuit of finding the best ways of meeting our clients’ needs continues, and we’re always searching for improved ways of expanding our product offering suite.

We now have one fully onboarded white-label agency partner with another partnership in the final approval stages. Looking ahead, the white-label partner pipeline is robust. We believe strongly in the future opportunity CSaaS affords us given its strategic value in today’s market.

Thought leadership. Switching gears, as I mentioned on our last call, we believe there’s ample ground for us to cover as we position ourselves as business and thought leaders in our space. Let me take a minute to discuss just a few of the activities that we’ve been engaged in actively to grow at the Kaspien brand. This year so far, we have published 116 pieces of content, including 83 blogs, 14 podcasts, 9 e-books and 11 webinars. In fiscal Q3 specifically, we published 31 pieces of content, including 23 blogs, 2 podcasts, 1 e-book and 5 webinars.

Blog subscribers by the end of fiscal Q3 2021 have grown 47% since the beginning of the fiscal year. This quarter, we also had 166% increase in website traffic, largely driven by e-book downloads and webinar registrations. We’ve also conducted content trades of blogs, webinars and e-books with 5 companies including 3 new relationships. This brings our total group to 10 companies since the start of fiscal year 2021, now including Cahoot, BlueTuskr and Cart.com, in addition to VantageBP, Levin Consulting, eComEngine, SellerSmile, Sellzone, Deliverr, and MyFBAPrep. We are continuing to drive the conversation on all things e-commerce and the feedback we’re getting is validating our time spent in these areas.

Switching gears a bit, as we think about the amount of change we’ve seen in our industry in just the past few months, all occurring against the backdrop of a lingering global pandemic. Ensuring that our company culture remains strong is paramount to our long term success. We take immense pride in being a positive environment for our employees to live, work and grow.

This quarter, we earned our second consecutive and fourth overall Best Places to Work Inland Northwest’ honor and were recognized as one of Seattle Business Magazine’s Washington’s 100 Best Places to Work at 2021. These acknowledgements highlight both company-wide efforts to increase professional growth and development opportunities as well as an abiding dedication to work-life balance and spaces for creativity that define the ethos of Kaspien. And we are very proud of the culture we have built here.

Brand acquisition strategy. Lastly, as it pertains to our brand acquisition strategy, we continue to believe that there are opportunities to expand offerings to strategic acquisitions, where brands and services are highly complementary to our existing technology and business. We’re looking to take a deliberate conservative approach to brand acquisition and we’re willing to be patient to find the right deals at the right prices. While our current environment shows valuation multiples at elevated levels, we continue to monitor the market for potential opportunities that would benefit from our platform.

So before we turn the call over for questions, I’d like to provide a brief outlook on our operations. Right now, we are currently amid peak holiday shopping season and as we look into the year ahead, our focus remains on growing GMV as a leading indicator of the success of our business. While also shifting our mix to more profitable subscriptions and expanding into other marketplaces. Overall, our fiscal Q3 was a test of our ability to be agile in the face of adversity.

Longer term, we are continuing to make investments in our people, processes and technology to grow Kaspien into a truly global e-commerce enterprise. While we believe the headwinds of the past few quarters should continue for the foreseeable future, the work we are doing today has allowed us to mitigate many of these daunting tests, and we’ll have emerged even stronger once the tide has subsided.

We remain committed to helping businesses of all sizes grow online, and to using a comprehensive platform of software and tech-enabled services to guide our partners to the increasingly complex landscape of digital marketplaces.

So with that, we are ready to open the call for your questions. Operator, please provide the appropriate instructions.

Operator
Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] Now, your first question will come from Rommel Dionisio from Aegis Capital. Rommel, your line is live.

Rommel Dionisio
Yes, good morning. Thanks so much for taking my question. Kunal, on the Kaspien private label brands, 38% really strong growth there. I wonder if you could just give us a little more granularity in terms of what sort of drove that strength as well as maybe the margin implications as well. You talked about broader sustained demand across the portfolio. Were there any particular sort of home runs with regards to those brands, or maybe just a little more granularity there on the strength of that business? Thank you.

Kunal Chopra - Chief Executive Officer
Of course, thank you, Rommel, for asking the question. I’ll start by just giving you a high-level on that business, and then, Ed can maybe answer the margin questions specifically. But big picture, we have been able to control the supply chain end-to-end on that business, which is the advantage that we have relative to working on our retail business where we have to work with other partners, and we have to manage the supply chain through them. And so that gave us the advantage of being able to order inventory on time, being able to bring it into our warehouses appropriately move it either to Amazon or to our own warehouses and ship it to consumers. So we had a lot more flexibility in being able to manage inventory and being able to pull it a lot more earlier, expecting a surge of demand later on. So that’s what gave us that growth in the business.

From a margin perspective, Ed, let me hand it over to you to just to give some details on that particular business.

Edwin Sapienza - Chief Financial Officer
Thanks, Kunal. Thanks, Rommel. Without getting into specifics, we certainly run our private label business at a higher margin given the exclusivity of the product, and it generally runs at a higher margin than our partner product.

Rommel Dionisio
Okay. Thanks very much.

Operator
Thank you. At this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Chopra for his closing remarks.

Kunal Chopra - Chief Executive Officer
Thank you, everyone, for joining us on today’s call. Especially, I want to take a moment to thank our employees, our partners and our investors for their continued support. Operator, back to you.

Operator
Before we conclude today’s call, I would like to provide Kaspien’s safe harbor statement that includes important cautions regarding forward-looking statements made during this call. During today’s call, there were forward looking statements made regarding future events within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words anticipate, believe, could, estimate, expect, intend, may, plan, predict, project and similar terms and phrases, including references to assumptions in this call to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from results expressed in the statements.

The following factors are among those that may cause actual results to differ materially from the company’s forward-looking statements: risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the company; the company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the company’s ability to operate as a going-concern; deteriorating economic conditions and macro economic factors; the impact of the COVID-19 pandemic; and other risks described in the company’s filings with the SEC, such as its quarterly report on Form 10-Q and annual reports on Form 10-K.

The listener should keep in mind that any forward-looking statement made by us on this call, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this call or elsewhere might not occur.

Thank you for joining us today for Kaspien’s fiscal third quarter 2021 earnings call. You may now disconnect.